Exhibit 99.1

Cadence Financial Corporation Reports 2008 Results

STARKVILLE, Miss.--(BUSINESS WIRE)--January 29, 2009--Cadence Financial Corporation (NASDAQ: CADE), a financial holding company whose principal subsidiary is Cadence Bank, N.A., today reported a net loss of $2.7 million, or $0.23 per diluted share, for the fourth quarter of 2008 and a net loss of $3.4 million, or $0.28 per diluted share, for the year ended December 31, 2008.

“Cadence’s loss for the fourth quarter and year was due to increases in our loan loss provision in the second half of 2008 that reflected the economic recession, increased unemployment, and the continued weakness in the real estate markets we serve,” stated Lewis F. Mallory, Jr., chairman and chief executive officer of Cadence Financial Corporation. “Approximately 76% of Cadence’s loan portfolio is real-estate based and this sector has been hard hit by the economy, particularly in the residential development and construction sectors. Real-estate based loans accounted for the majority of our non-performing loans and charge-offs in 2008 as underlying values declined in line with the slow down in real estate sales.

“We have been taking an aggressive stance in accounting for problem loans in our portfolio. We increased our provision for loan losses to $10.6 million in the fourth quarter, up from $2.9 million in the fourth quarter of last year. We had net charge-offs of $8.0 million in the fourth quarter which allowed us to increase our allowance for loan losses by $2.6 million to build our reserves and account for the increase in non-performing loans. We believe these steps are an important part of our strategy to minimize future losses in light of the continued softness in our markets. The U.S. and global economies are facing real challenges, and the earnings and credit portfolios of many banks are reflecting these challenges. We expect these conditions to continue over the next several quarters,” continued Mr. Mallory.

Fourth Quarter Results

Net interest income declined 8.0% to $13.4 million in the fourth quarter of 2008 compared with $14.6 million in the fourth quarter of 2007. The decline in net interest income was due primarily to lower net margin that declined 25 basis points from the fourth quarter of 2007. Cadence’s net margin was 2.98% in the fourth quarter of 2008, down from 3.00% in the third quarter of 2008. Interest income and margin were reduced by interest reversals on loans moved to non-accrual status during the fourth quarter. These interest reversals reduced interest income in the fourth quarter of 2008 by approximately $297,000, margin by 2 basis points and earnings by $0.015 per diluted share.

Total interest income declined 23.7% to $23.6 million for the fourth quarter of 2008 compared with $30.9 million in the fourth quarter of 2007. Interest and fees on loans declined 27.0% to $18.4 million due to a 207 basis point decline in average yields and $12.5 million increase in average loan balances compared with the fourth quarter of 2007. Interest and dividends on investment securities declined 5.7% to $5.1 million compared with the fourth quarter of 2007 due to a 24 basis point decrease in yields and $2.2 million decrease in the average balance of investment securities.

Cadence’s provision for loan losses was $10.6 million in the fourth quarter of 2008 compared with $2.9 million in the same period last year. The increase in the provision for loan losses was primarily related to a softening in certain real estate sectors and a general softening in the economy. At the end of the fourth quarter of 2008, the allowance for loan losses increased to $20.7 million, or 1.6% of total loans, compared with $14.9 million, or 1.1% of total loans, in the fourth quarter of 2007. Our coverage ratio of loan loss allowance to non-performing loans improved to 65.5% in the fourth quarter from 62.3% in the third quarter of 2008. As of December 31, 2008, the ratio of non-performing assets to total loans and ‘other real estate owned’ (OREO) was 3.7%, an increase of 5 basis points from the ratio at September 30, 2008.

“We increased our provision for loan losses by approximately $6.5 million over our initial estimate for the fourth quarter based on an increase in classified loans. The majority of the increase was related to additional weakness in real estate based loans, especially in our Tennessee markets. Our Memphis market remains weak and our Middle Tennessee market began to show signs of stress as the real estate market slowed. The Middle Tennessee market has been more resilient due to its diversified economic base; however, the continued slowdown in the economy is expected to affect demand for housing and other real estate that Cadence has financed in that market,” continued Mr. Mallory.

Net interest income after provision for loan losses declined 75.9% to $2.8 million in the fourth quarter of 2008 compared with $11.7 million for the fourth quarter of 2007. The Company is maintaining its allowance for loan losses at the maximum level supported by its evaluation of allowance adequacy.

“Cadence’s loan growth slowed in the second half of the year as the economy weakened and we tightened credit standards,” continued Mr. Mallory. “We experienced modest loan growth in our Alabama and Florida markets since the third quarter of 2008; however, total loans declined 1.6% from the third quarter due to lower balances for commercial and industrial loans, consumer loans and real estate loans. We anticipate that loan growth will be minimal during the first half of 2009 based on current loan requests and the continued softness in our markets and the general economy.”

Net charge-offs increased to $8.0 million in the fourth quarter and were below third quarter 2008 levels of $9.4 million. The majority of the charge-offs were previously accounted for in the allowance except for approximately $1.5 million related to two credits. For 2008, net charge-offs totaled 1.72% as a percentage of loans.

Total non-performing loans rose 8.5% to $31.6 million in the fourth quarter of 2008 compared with the third quarter of 2008. In addition, other real estate owned increased $4.0 million from the third quarter of 2008 to $18.7 million.

Total non-interest income was down 4.4% to $5.6 million in the fourth quarter of 2008 compared with $5.9 million in the fourth quarter of 2007. The decrease in non-interest income in the latest quarter was due to lower service charge fees, trust department income and mortgage loan fee income compared with the 2007 period. Trust department fees were down 15.7% to $621,000 due to a decline in the market value of investments under management since the third quarter of 2008. Mortgage fee income declined 54.6% to $173,000 compared with the fourth quarter of 2007 due to lower home sales and lower demand for mortgage refinancings. These declines were offset by increases in insurance commissions that rose 1.6% to $1.19 million and security gains that increased to $165,000 in the quarter compared with $72,000 in the fourth quarter of 2007.

Non-interest expenses rose 4.0% to $13.6 million compared with $13.1 million in the fourth quarter of 2007. The increase was due to higher other non-interest expenses, offset partially by lower salaries and net premises costs. Other non-interest costs rose $765,000 due primarily to higher costs for OREO, including OREO holding costs, losses on the disposition of OREO and legal fees. These OREO related expenses increased to $567,000 in the fourth quarter of 2008 compared with $101,000 in the fourth quarter of 2007. On an annual basis, these costs totaled $4,127,000 in 2008 compared with $463,000 in 2007. Other non-interest costs also included a significant increase in FDIC insurance to $318,000 in the fourth quarter of 2008 compared with $121,000 in the fourth quarter of the prior year. The FDIC increased its charge for deposit premiums during the fourth quarter of 2008.

Pre-tax loss was $5.2 million in the fourth quarter of 2008 compared with pre-tax income of $4.5 million in the fourth quarter of 2007. The fourth quarter 2008 results included a tax credit of $2.5 million compared with income tax expense of $1.1 million in the fourth quarter of 2007.

Net loss for the fourth quarter of 2008 was $2.7 million, or $0.23 per diluted share, compared with net income of $3.5 million, or $0.29 per diluted share, in the fourth quarter of 2007.

2008 Annual Results

Cadence reported a net loss for 2008 of $3.4 million, or $0.28 per diluted share, compared with net income of $9.8 million, or $0.82 per diluted share in 2007. Diluted weighted average shares outstanding increased 0.1% to 11.93 million in the fourth quarter of 2008 compared with 11.91 million in the fourth quarter of 2007.

Net interest income declined 3.0% to $55.5 million in 2008 compared with $57.3 million in 2007.

Cadence’s provision for loan losses was $28.6 million in 2008 compared with $8.1 million last year. Net interest income after provision for loan losses declined to $26.9 million in 2008 compared with $49.1 million in 2007.

Other income rose to $23.0 million in 2008 compared with $17.5 million in 2007.

Non-interest expenses were up 7.9% to $58.3 million in 2008 compared with $54.0 million in 2007.

Book value per share was $15.73 at December 31, 2008, and $16.33 at December 31, 2007. Shareholders’ equity was $187.4 million and $194.4 million at December 31, 2008 and 2007, respectively.

$44 Million Preferred Stock Issued

Cadence completed the sale of $44 million in senior preferred shares to the U.S. Treasury after the close of the fourth quarter in mid-January 2009. The preferred shares pay a cumulative annual dividend rate of 5% for the first five years and will reset to a dividend rate of 9% after five years if not redeemed by the Company.

“The sale of $44 million in preferred stock occurred at a time when Cadence enjoyed a well capitalized rating and it further strengthens Cadence’s already solid capital base and increases our capital ratios significantly above the regulatory requirements. We intend to invest the capital in short-term investments so that it can be converted quickly into future loan growth. We expect the new capital will be an important part in supporting new loan growth as the economy improves,” stated Mr. Mallory.

Conference Call

Cadence Financial Corporation will provide an online, real-time webcast and rebroadcast of its fourth quarter results conference call to be held tomorrow, January 30, 2009. The live broadcast will be available online at www.cadencebanking.com under investor information as well as www.streetevents.com beginning at 11:00 a.m. (Eastern Time). The on-line replay will follow immediately and continue for 30 days.

About Cadence Financial Corporation

Cadence Financial Corporation is a $2.0 billion financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in Mississippi, Tennessee, Alabama, Florida and Georgia. Cadence’s stock is listed on the NASDAQ Global Select Market under the symbol CADE.

Forward-Looking Statements

This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company’s actual results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed with the Securities and Exchange Commission. Cadence Financial Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

CADENCE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION
DECEMBER 31,

(In thousands, except share data)

	2008	2007
ASSETS:

Cash and Due From Banks	$37,207	$36,729
Interest Bearing Deposits Due From Banks	14,403	12,250
Total Cash and Due From Banks	51,610	48,979

Securities:
Securities Available-for-Sale	415,071	420,245
Securities Held-to-Maturity	21,358	22,846
Total Securities	436,429	443,091

Federal Funds Sold and
Securities Purchased Under Agreements To Resell	9,623	3,418

Other Earning Assets	19,102	18,358

Loans	1,328,329	1,337,847
Less: Allowance for Loan Losses	(20,730)	(14,926)
Net Loans	1,307,599	1,322,921

Premises and Equipment, Net	33,409	35,908
Interest Receivable	9,714	13,200
Other Real Estate Owned	18,691	10,678
Goodwill and Other Intangibles	68,849	69,738
Other Assets	24,243	17,864
Total Assets	$1,979,269	$1,984,155

LIABILITIES AND SHAREHOLDERS' EQUITY:

Noninterest-Bearing Deposits	$181,191	$171,403
Interest-Bearing Deposits	1,279,968	1,254,163
Total Deposits	1,461,159	1,425,566
Interest Payable	2,892	4,632
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	98,527	107,060
Federal Home Loan Bank Borrowings	188,357	209,690
Subordinated Debentures	30,928	30,928
Other Liabilities	11,841	11,909
Total Liabilities	1,793,704	1,789,785

SHAREHOLDERS' EQUITY:

Common Stock - $1 Par Value, Authorized 50,000,000 shares, Issued - 11,914,814 Shares at December 31, 2008 and 11,901,132 Shares at December 31, 2008	11,915	11,901
Surplus and Undivided Profits	173,413	184,094
Accumulated Other Comprehensive Income (Loss)	237	(1,625)
Total Shareholders' Equity	185,565	194,370
Total Liabilities and Shareholders' Equity	$1,979,269	$1,984,155

CADENCE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share data)
	FOR THE THREE MONTHS		FOR THE TWELVE MONTHS
	ENDED DECEMBER 31		ENDED DECEMBER 31
	2008	2007	2008	2007
INTEREST INCOME:

Interest and Fees on Loans	$18,438	$25,264	$81,533	$99,591
Interest and Dividends on Investment Securities	5,116	5,425	20,832	21,552
Other Interest Income	65	250	492	970
Total Interest Income	23,619	30,939	102,857	122,113

INTEREST EXPENSE:

Interest on Deposits	7,591	12,217	35,682	49,945
Interest on Borrowed Funds	2,601	4,133	11,648	14,900
Total Interest Expense	10,192	16,350	47,330	64,845
Net Interest Income	13,427	14,589	55,527	57,268
Provision for Loan Losses	10,596	2,851	28,599	8,130
Net Interest Income After Provision for Loan Losses	2,831	11,738	26,928	49,138

OTHER INCOME:

Service Charges on Deposit Accounts	2,342	2,405	9,133	9,295
Trust Department Income	621	737	2,305	2,558
Insurance Commission and Fee Income	1,184	1,165	5,028	4,999
Mortgage Loan Fee Income	173	381	1,156	1,690
Other Non-Interest Income	1,159	1,144	4,980	4,057
Gains (Losses) on Securities - Net	165	72	390	(17)
Impairment Loss on Securities	-	-	-	(5,097)
Total Other Income	5,644	5,904	22,992	17,485

OTHER EXPENSE:

Salaries and Employee Benefits	7,135	7,312	30,690	30,707
Net Premises and Fixed Asset Expense	1,999	2,064	7,993	8,372
Other Operating Expense	4,507	3,742	19,612	14,963
Total Other Expense	13,641	13,118	58,295	54,042

Income Before Income Taxes	(5,166)	4,524	(8,375)	12,581
Applicable Income Tax Expense	(2,450)	1,061	(5,019)	2,788
Net Income	$(2,716)	$3,463	$(3,356)	$9,793

Earnings Per Share:
Basic	$(0.23)	$0.29	$(0.28)	$0.82
Diluted	$(0.23)	$0.29	$(0.28)	$0.82

Average Weighted Shares:
Primary	11,908,978	11,894,999	11,907,114	11,895,557
Diluted	11,934,420	11,905,632	11,930,979	11,914,499

CADENCE FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

FOR THE THREE MONTHS ENDED DECEMBER 31:	2008	2007

Net Earnings	$(2,716)	$3,463
Basic and Diluted Earnings Per Share	(0.23)	0.29
Cash Dividends Per Share	0.05	0.25

ANNUALIZED RETURNS
Return on Average Assets	-0.5%	0.7%
Return on Average Equity	-5.8%	7.2%

FOR THE TWELVE MONTHS ENDED DECEMBER 31:	2008	2007

Net Earnings	$(3,356)	$9,793
Basic and Diluted Earnings Per Share	(0.28)	0.82
Cash Dividends Per Share	0.60	1.00

ANNUALIZED RETURNS
Return on Average Assets	-0.2%	0.5%
Return on Average Equity	-1.8%	5.1%

SELECTED BALANCES AT DECEMBER 31:	2008	2007

Total Assets	$1,979,269	$1,984,155
Deposits and Securities Sold Under Agreements to Repurchase	1,509,686	1,474,276
Loans	1,328,329	1,337,847
Total Securities	436,429	443,091
Shareholders' Equity	185,565	194,370
Closing Market Price Per Share	4.66	14.59
Book Value Per Share	15.57	16.33
Tangible Equity	116,716	124,632
Tangible Book Value Per Share	9.80	10.47

CADENCE FINANCIAL CORPORATION

(amounts in thousands)

	12/31/08	9/30/08	12/31/07
LOAN BALANCES BY TYPE:
Commercial and Industrial	$219,236	$222,620	$233,055
Personal	30,921	33,349	34,702
Real Estate:
Construction	179,381	210,778	281,391
Commercial Real Estate	670,595	645,965	573,387
Real Estate Secured by Residential Properties	130,060	131,724	130,432
Mortgage	29,702	30,958	35,392
Total Real Estate	1,009,738	1,019,425	1,020,602
Other	68,434	74,317	49,488
Total	$1,328,329	$1,349,711	$1,337,847

ASSET QUALITY DATA:
Nonaccrual Loans	$28,173	$24,618	$3,585
Loans 90+ Days Past Due	3,469	4,532	5,552
Total Non-Performing Loans	31,642	29,150	9,137
Other Real Estate Owned	18,691	14,671	10,678
Total Non-Performing Assets	$50,333	$43,821	$19,815

Non-Performing Loans to Total Loans	2.4%	2.2%	0.7%
Non-Performing Assets to Total Loans and OREO	3.7%	3.2%	1.5%
Allowance for Loan Losses to Non-Performing Loans	65.5%	62.3%	163.4%
Allowance for Loan Losses to Total Loans	1.6%	1.3%	1.1%
Classified Assets to Capital	54.5%	43.1%	25.6%
Classified Loans to Capital	44.4%	35.2%	20.0%
Classified Loans to Total Loans	6.2%	4.9%	2.9%
Loans 30+ Days Past Due to Total Loans	2.8%	2.3%	1.9%
(loans not included in non-performing loans)
YTD Net Chargeoffs to Average Loans YTD	1.7%	1.1%	0.4%

NET CHARGEOFFS FOR QUARTER	$8,012	$9,383	$1,003

INTANGIBLE ASSET AMORTIZATION FOR QUARTER	$145	$208	$285

CADENCE FINANCIAL CORPORATION
LOANS AND DEPOSITS BY STATE/REGION

AS OF DECEMBER 31, 2008:

	MISSISSIPPI	TUSCALOOSA	BIRMINGHAM	MEMPHIS	MIDDLE TN	FLORIDA	GEORGIA	TOTAL

LOANS	28%	10%	6%	26%	16%	11%	3%	100%

DEPOSITS	66%	10%	1%	11%	5%	5%	2%	100%

AS OF DECEMBER 31, 2007:

	MISSISSIPPI	TUSCALOOSA	BIRMINGHAM	MEMPHIS	MIDDLE TN	FLORIDA	GEORGIA	TOTAL

LOANS	30%	10%	6%	29%	12%	10%	3%	100%

DEPOSITS	62%	11%	1%	13%	4%	6%	3%	100%

REAL ESTATE LOAN BALANCES BY STATE/REGION - LINKED QUARTERS ($ in thousands)

		12/31/08			9/30/08
		Balance	% of Total		Balance	% of Total
Mississippi		$227,729	23%		$230,060	23%
Tuscaloosa		101,377	10%		97,212	10%
Birmingham		71,320	7%		68,527	7%
Memphis		216,133	22%		218,757	21%
Middle Tennessee		194,998	19%		204,543	20%
Florida		133,775	13%		130,777	13%
Georgia		30,748	3%		34,377	3%
Administration		33,658	3%		35,172	3%
Total		$1,009,738	100%		$1,019,425	100%

CADENCE FINANCIAL CORPORATION
ANALYSIS OF NET INTEREST EARNINGS

(amounts in thousands)

	Average Balance
	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended	Twelve Months Ended
	12/31/08	12/31/07	9/30/08	12/31/08	12/31/07
EARNING ASSETS:
Net loans	$1,345,063	$1,332,581	$1,352,760	$1,350,870	$1,284,762
Federal funds sold and other interest-bearing assets	13,133	21,107	32,143	21,581	19,384
Securities:
Taxable	330,069	331,054	318,814	326,097	335,564
Tax-exempt	106,731	107,906	113,560	110,691	104,995
Totals	1,794,996	1,792,648	1,817,277	1,809,239	1,744,705

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits	1,238,225	1,243,667	1,262,568	1,238,156	1,248,812
Borrowed funds, federal funds purchased and securities sold under agreements to repurchase and other interest-bearing liabilities	359,782	347,726	356,984	370,358	293,087
Totals	1,598,007	1,591,393	1,619,552	1,608,514	1,541,899

Net amounts	$196,989	$201,255	$197,725	$200,725	$202,806

	Interest For
	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended	Twelve Months Ended
	12/31/08	12/31/07	9/30/08	12/31/08	12/31/07
EARNING ASSETS:
Net loans	$18,438	$25,264	$19,592	$81,533	$99,591
Federal funds sold and other interest-bearing assets	65	250	167	492	970
Securities:
Taxable	4,055	4,296	3,971	16,296	17,173
Tax-exempt	1,061	1,129	1,169	4,536	4,379
Totals	23,619	30,939	24,899	102,857	122,113

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits	7,591	12,217	8,642	35,682	49,945
Borrowed funds, federal funds purchased and securities sold under agreements to repurchase and other interest-bearing liabilities	2,601	4,133	2,718	11,648	14,900
Totals	10,192	16,350	11,360	47,330	64,845

Net amounts	$13,427	$14,589	$13,539	$55,527	$57,268

CADENCE FINANCIAL CORPORATION
ANALYSIS OF NET INTEREST EARNINGS

(amounts in thousands)

	Yields Earned
	And Rates Paid (%)
	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended	Twelve Months Ended
	12/31/08	12/31/07	9/30/08	12/31/08	12/31/07
EARNING ASSETS:
Net loans	5.45	7.52	5.76	6.04	7.75
Federal funds sold and other interest-bearing assets	1.97	4.70	2.07	2.28	5.00
Securities:
Taxable	4.89	5.15	4.95	5.00	5.12
Tax-exempt	3.95	4.15	4.10	4.10	4.17
Totals	5.23	6.85	5.45	5.69	7.00

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits	2.44	3.90	2.72	2.88	4.00
Borrowed funds, federal funds purchased and securities sold under agreements to repurchase and other interest-bearing liabilities	2.88	4.72	3.03	3.15	5.08
Totals	2.54	4.08	2.82	2.94	4.21

Net margin	2.98	3.23	3.00	3.07	3.28

Note: Yields on a tax equivalent basis would be:
Tax-exempt securities	6.08	6.39	6.30	6.31	6.42
Total earning assets	5.42	6.98	5.65	5.82	7.13
Net margin	3.10	3.36	3.10	3.20	3.42

Tax equivalent income (in thousands)	$571	$608	$630	$2,443	$2,358

CONTACT:
Cadence Financial Corporation
Richard T. Haston, 662-324-4258